UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 01/08/2010

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29375

Delaware	43-1809960
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, MO 63017

(Address of principal executive offices, including zip code)

314-628-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c) The Board of Directors of Savvis, Inc. (the “Company”) appointed James E. Ousley to serve as Interim Chief Executive Officer commencing January 8, 2010. Mr. Ousley, age 63, has served as non-executive chairman of the Company since May 2006 and as a director of Savvis since April 2002. In 2001 he founded Vytek Wireless Corporation and served as president, chief executive officer and a director until 2004. Mr. Ousley also previously served as CEO and president of Syntegra Inc. (USA) and as president and CEO of Control Data Systems. Additional information with respect to Mr. Ousley has been previously reported in the Company’s definitive proxy statement dated March 20, 2009.

Effective January 8, 2010, Philip J. Koen resigned as Chief Executive Officer of the Company. Mr. Koen has also resigned from the Board of Directors of the Company, as a result of which the Board decreased the number of directors constituting the Board from nine members to eight.

Upon his appointment as Interim Chief Executive Officer, Mr. Ousley resigned from the Board’s Audit and Compensation Committees. On the recommendation of the Corporate Governance Committee, Mercedes A. Walton, a director of the Company since November 2007, has been elected to the Audit Committee and removed from the Corporate Governance Committee, effective immediately.

A copy of the Company’s press release dated January 11, 2010 is filed as Exhibit 99.1 hereto and incorporated by reference herein.

(e) Under the terms of a separation agreement and release entered into by the Company and Mr. Koen (the “Separation Agreement”), Mr. Koen will receive the benefits he otherwise would have received upon termination “without Cause” as defined in Mr. Koen’s employment agreement. Accordingly, Mr. Koen will be entitled to receive the previously reported benefits under his employment agreement.

In addition, as of the effective date of the Separation Agreement, certain equity awards will be treated in accordance with the terms of the Separation Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

As the Company’s Interim Chief Executive Officer, Mr. Ousley will receive cash compensation at the rate of $489,250 per year and be entitled to reimbursement of his business expenses associated with his service as Interim Chief Executive Officer, including travel and subsistence expenses incurred in accordance with the Company’s expense reimbursement policies. Additionally, Mr. Ousley has been granted 25,000 stock units pursuant to the Company’s Amended and Restated 2003 Incentive Compensation Plan (the “Plan”), all of which will vest upon the Company’s hiring of a replacement Chief Executive Officer and otherwise be in the form customarily used by the Company. Mr. Ousley will continue to receive customary compensation and reimbursement of expenses as Chairman of the Company’s Board of Directors.

The Compensation Committee of the Board of Directors has adopted payout targets and methodology for 2010 pursuant to the Company’s Plan. Under the Plan, certain non-sales-based eligible employees (including the Company’s executive officers) may receive a portion of their award in common stock. The Compensation Committee retains full discretion with respect to the payment of any incentive payment under the Plan.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Separation Agreement between Philip J. Koen and the Company

99.1	Press Release dated January 11, 2010

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: 01/13/2010	By:	/S/ EUGENE V. DEFELICE
Eugene V. DeFelice
Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
Ex. 10.1	Separation Agreement between Philip J. Koen and the Company

Ex. 99.1	Press Release dated January 11, 2010